Exhibit 99.1

Source:  CombiMatrix Corporation

Former FDA Deputy Commissioner

Dr. Scott Gottlieb Joins CombiMatrix Board of Directors

MUKILTEO, Wash., January 21, 2009 (GLOBENEWSWIRE) — CombiMatrix Corporation (NASDAQ:CBMX) today announced that former U.S. Food and Drug Administration (FDA) Deputy Commissioner Scott Gottlieb, MD, has joined the company’s Board of Directors.  During his term at the FDA, Dr. Gottlieb was the highest-ranking official below the FDA Commissioner.

“Dr. Gottlieb is a leading expert in healthcare policy whose work focuses on providing insights into the economic, regulatory, and technological forces driving the transformation of medicine.  His experience and insight will be useful as we continue the development and commercialization of new diagnostic array-based genetic tests, a market in which we provide by far the broadest portfolio of tests,” said Dr. Amit Kumar, President and CEO of CombiMatrix.

“CombiMatrix’s molecular diagnostics technology is at the forefront of the rapidly advancing field of personalized medicine, which is making notable contributions to improving the treatment of cancer and other diseases,” stated Dr. Gottlieb. “I look forward to working with the company as it makes additional progress in developing tools that will improve the public health.”

Dr. Gottlieb is currently a Resident Fellow at the American Enterprise Institute, a private, nonpartisan, not-for-profit institution dedicated to research and education on issues of government, politics, economics and social welfare.  Dr. Gottlieb also practices medicine as an attending physician at Stamford Hospital in Connecticut.

From 2005-2007, he served as FDA Deputy Commissioner for Medical and Scientific Affairs and before that, from 2003-2004, as Senior Advisor for Medical Technology to the FDA Commissioner and as the FDA’s Director of Medical Policy Development. He left the FDA in the spring of 2004 to work on implementation of the new Medicare Drug Benefit as a Senior Adviser to the Administrator of Medicare and Medicaid Services, where he supported the agency’s policy work on quality improvement and coverage and payment decision-making, particularly related to new medical technologies.

Dr. Gottlieb has received numerous awards and is the author of more than 300 articles that have appeared in leading medical journals and publications including The Wall Street Journal and The New York Times.  In addition, he has held editorial positions at the British Medical Journal and the Journal of the American Medical Association. Dr. Gottlieb also regularly appears as an expert commentator on CNBC, Fox News, Bloomberg Television, and other business and news channels.

Dr. Gottlieb completed his residency in internal medicine at the Mount Sinai Hospital in New York City and is a graduate of the Mount Sinai School of Medicine and of Wesleyan University in Connecticut.

ABOUT COMBIMATRIX CORPORATION

We are a diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  We make the arrays using our patented in situ electrochemical synthesis process, which provides the ability to easily change array content to stay current with new developments and to meet the evolving needs of our customers. This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  We have also developed the capabilities of producing arrays that utilize bacterial artificial chromosomes on our arrays, also enabling genetic analysis.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory, and competitive developments, and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations, and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contact:

Mark Sahl, Lazar Partners

(646) 871-8485

msahl@lazarpartners.com

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010